Exhibit 99.1

.

EVERI REPORTS 2018 FIRST QUARTER RESULTS

Revenues of $111.0 Million, Net Income of $4.6 Million, or $0.06 per Diluted Share,

and Adjusted EBITDA of $58.0 Million

Company Intends to Reprice $814 Million Senior Secured Term Loan

Las Vegas, NV – May 7, 2018 – Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the first quarter ended March 31, 2018. In addition, Everi announced plans to leverage favorable market conditions to reprice its Senior Secured Term Loan (the “Term Loan”) to lower cash interest costs and lower its cost of capital.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2018	2017
	(in millions, except per share amounts)
Revenues (1)	$111.0	$101.0

Operating income	$24.5	$22.6

Net income (loss)	$4.6	$(3.5)

Net earnings (loss) per diluted share	$0.06	$(0.05)

Diluted shares outstanding	73.3	66.1

Adjusted EBITDA (2)	$58.0	$54.2
(1)

Revenues for the three months ended March 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s Payments business. This has no impact on the Company’s operating income, net income (loss), net earnings (loss) per diluted share, or Adjusted EBITDA. For further discussion, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

(2)

For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “Our operating momentum continued in the first quarter of 2018 as comparable revenue rose nearly 10%, Adjusted EBITDA grew more than 7% and we returned to profitability.  Our continued growth reflects year-over-year improvement in all of our key performance indicators, including unit sales, average selling price, total installed units and daily win per unit.  We also processed the highest number of cash access transactions in our Payments business in eight years. Our operating results continue to benefit from our investment in technology innovation to further elevate the market position of our product portfolio and expand the number of touch points our products address across the casino floor.

“The benefit from these investments is clear in our Games segment performance as first quarter unit sales and average selling price both increased more than 4% over the prior year quarter.  Our installed base also grew by 8.5% year over year and by 6% on a quarterly sequential basis, while our daily win per unit increased 4.5%.  Our expanded and improved product portfolio, which includes our new for-sale Empire MPX cabinet (“E43”) and our growing library of wide-area progressive (“WAP”) offerings, are helping to drive increased ship share and growth in both placements and the yield of our installed base. Sales of the E43 more than doubled on a quarterly sequential basis and we believe the favorable player reaction received to date will help drive further sales momentum going forward.  Additionally, the percentage of WAP units in our premium game installed base continues to grow. With an expanding library of new titles and the recent introduction of new games and form factors that extend our WAP offerings to Class III tribal customers for the first time, we expect further benefits to our installed base and additional improvements in our daily win per unit. Overall, we are well on track to achieve our Games segment full-year growth objectives.

“With at least one of our Payments products in more than 1,000 casinos across North America, we continue to elevate the capabilities of what is already the industry’s most comprehensive and innovative suite of Payments solutions. Through new casino wins, net positive competitive take-outs, and our entry into new markets with our services, we believe our share of this industry will grow. Casino operators value our best-in-class integrated gaming payment system solutions that help them collect and organize actionable data to maximize player return and drive higher amounts of cash to the casino floor. We are committed to remaining a leader in Payments solutions innovation as evidenced by recent introductions of products such as CashInsite™ with Everi IQ™ which combines loyalty and cash access behavior to provide our casino customers with unique player insights. We also continue to develop our cashless gaming solutions.  By leveraging our best-in-class core cash access foundation to move financial value across both gaming and non-gaming venues, we can provide the highest level of value to our gaming customers while delivering greater patron acceptance.

“Our first quarter growth and expectation for our Games and Payments segments’ performance in 2018 offer clear evidence that our investments are generating solid returns. We continue to update and transform our product portfolio and expand our ability to provide casino operators with the products they need to grow revenues. As a result, Everi is now positioned to pursue another opportunity to lower our cash interest expense which would help accelerate free cash flow generation and, combined with strong operating results, create incremental value for our shareholders.”

Intention to Reprice Term Loan

Everi announced today that it intends to capitalize on its improved financial position and favorable market conditions to reprice its $814 million Term Loan that is scheduled to mature in

2024.  The Company anticipates that the repricing of its Term Loan will be completed within the next fourteen days.  There can be no assurance that the Company will complete a repricing of its Term Loan.

Randy Taylor, Executive Vice President and Chief Financial Officer for Everi, commented, “We have established a track record of generating consistent improvements in our financial profile which we believe creates the opportunity to continue to pursue actions to further lower our annual cash interest costs.  If successful, the repricing of our Term Loan will further benefit our future free cash flow generation that we believe is already poised to accelerate going forward. Our priority for free cash flow is to reduce leverage.”

First Quarter 2018 Results Overview

Revenues are presented herein on a comparable basis (see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release for a reconciliation of 2017 amounts as reported to as adjusted).

Revenues for the first quarter of 2018 increased 9.9% to $111.0 million from $101.0 million in the first quarter of 2017.  Games and Payments segment revenues were $60.2 million and $50.8 million, respectively, for the first quarter of 2018.  The Company reported operating income of $24.5 million for the first quarter of 2018 compared to operating income of $22.6 million in the prior-year period.

Everi recorded income before income tax of $4.2 million in the first quarter of 2018 compared to a loss before income tax of $2.5 million in the first quarter of 2017.  The Company reported net income of $4.6 million, or $0.06 in diluted income per share, for the first quarter of 2018 compared to a net loss of $3.5 million, or a diluted loss per share of $(0.05), in the prior-year period.

Adjusted EBITDA for the first quarter of 2018 increased $3.8 million, or approximately 7%, to $58.0 million from $54.2 million in the first quarter of 2017.  Games and Payments segment Adjusted EBITDA for the three months ended March 31, 2018 was $31.7 million and $26.3 million, respectively.  Games and Payments segment Adjusted EBITDA for the three months ended March 31, 2017 was $30.1 million and $24.1 million, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2018	2017
	(in millions, except unit amounts and prices)
Revenues (1)	$60.2	$55.3

Operating income	$4.4	$4.8

Adjusted EBITDA (2)	$31.7	$30.1

Unit sales:
Units sold	1,063	1,018
Average sales price ("ASP")	$17,745	$16,966

Gaming operations installed base:
Average units installed during period:
Average units installed	13,805	13,074
Approximate daily win per unit (3)	$28.40	$27.17

Units installed at end of period:
Class II	9,497	8,241
Class III	4,627	4,781
Total installed base	14,124	13,022

Installed base - Oklahoma	6,838	6,870
Installed base - non-Oklahoma	7,286	6,152
Total installed base	14,124	13,022

Premium units	2,797	1,884

(1)

Revenues for the three months ended March 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which was not material for the Games operating segment.

(2)

For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

(3)	Approximate daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.

2018 First Quarter Games Segment Highlights and Recent Developments:

•	Revenues were $60.2 million in the first quarter of 2018 compared to $55.3 million in the first quarter of 2017.
•

Revenues generated from the sale of 1,063 gaming units and other related parts and equipment totaled $20.2 million compared to revenues of $18.7 million from the sale of 1,018 gaming units and related parts and equipment in the prior year period.

•

Revenues from gaming operations were $40.1 million in the first quarter of 2018 compared to $36.5 million in the prior-year period.  The increase reflects year-over-year growth in the installed base and in the estimated daily win per unit (“DWPU”).

•

The installed base at March 31, 2018, increased 1,102 units year over year to 14,124 units and increased 828 units on a quarterly sequential basis. Premium units rose 48% year over year and 10% on a quarterly sequential basis to 2,797 units. The non-Oklahoma installed base increased 18% year over year and 10% on a quarterly sequential basis.

•	DWPU of $28.40 in the first quarter of 2018 compared to $27.17 in the prior-year period as the Company generated its second consecutive quarter of year-over-year growth in DWPU.
•	Revenues from the New York Lottery business, which are included in gaming operations revenue, were $4.5 million in the first quarter of 2018 compared to $4.4 million in the prior-year period.

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2018	2017
	(in millions, unless otherwise noted)
Revenues (1)	$50.8	$45.8

Operating income	$20.1	$17.8

Adjusted EBITDA (2)	$26.3	$24.1

Aggregate dollar amount processed (in billions):
Cash advance	$1.7	$1.5
ATM	$4.8	$4.3
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.7	2.4
ATM	22.9	20.8
Check warranty	0.9	0.9

(1)

Revenues for the three months ended March 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s Payments business. This has no impact on the Company’s operating income or Adjusted EBITDA. For further discussion, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

(2)

For a reconciliation of net income (loss) to Adjusted EBITDA, see the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2018 First Quarter Payments Segment Highlights:

•

Revenues increased approximately 11% to $50.8 million in the first quarter of 2018 compared to $45.8 million in the prior-year period on a comparable basis.  The growth reflects segment-wide strength, including growth in core cash access revenue as a result of increased same store transactions and dollars processed. Payments revenue also continues to benefit from new customer wins, including new casino openings, competitive take-outs, the expansion of ATM services into Canada, and increases in equipment sales revenue.

•	Cash advance revenues increased approximately 4.4% to $21.2 million in the first quarter of 2018 compared to $20.3 million of comparable revenues in the prior-year period.
•	ATM revenues increased approximately 21.1% to $10.9 million in the first quarter of 2018 compared to $9.0 million of comparable revenues in the prior-year period.
•	Check services revenues increased approximately 1.7% to $6.1 million in the first quarter of 2018 compared to $6.0 million of comparable revenues in the prior-year period.
•

Equipment and Information Services and Other revenues increased approximately 19.4% to $12.6 million in the first quarter of 2018 compared to $10.5 million in the prior-year period primarily reflecting increased equipment sales revenue.

2018 Outlook

Everi reiterated its forecast initially provided on March 13, 2018, that it will generate revenue growth on a comparable basis. Adjusted EBITDA is expected to grow 6% to 8% to between $225 million to $230 million.

The Company also provided the following expectations and assumptions that underlie its 2018 financial outlook:

•

The Company expects full year Games unit sales will increase approximately 10% from the 3,647 units sold in 2017. ASP for units sold in 2018 is expected to be comparable to the ASP for units sold in 2017.

•

Based upon the growth experienced in the first quarter of 2018, the Company has raised its expectation for 2018 year-end unit count in the installed base to an increase of approximately 8% to 10% from the 13,296 units reported at December 31, 2017.  The prior guidance contemplated an increase of 7% to 8% from the December 31, 2017 ending unit count.  This revision includes an expectation for ongoing growth in the premium unit installed base driven by growth in wide-area progressive (“WAP”) placements.

•	The Company expects that the DWPU for its installed base will be higher in each quarter of 2018 compared to the DWPU of the comparable quarterly periods in 2017.
•	Payments Adjusted EBITDA is expected to grow in the mid-single digits compared to 2017. This assumes sustained performance in the gaming industry and United States economy as a whole.

•	Revenue from the sale and service of fully integrated kiosks and compliance products is expected to be higher in 2018 compared to 2017.
•	Capital expenditures in 2018 are expected to be approximately $125 million to $130 million, which includes total placement fee payments of approximately $21 million.
•	Depreciation expense is expected to be approximately $56 million to $60 million and amortization expense is expected to be approximately $66 million to $70 million.
•

Net interest expense, excluding any potential benefit from a repricing, is expected to be approximately $83 million to $87 million, inclusive of Vault Cash interest expense of approximately $7 million and $2 million of imputed interest on the Player Station Agreement. Non-cash amortization of debt issuance costs is expected to be approximately $3.4 million.

•	The Company now expects to record a benefit for income tax of between $3 million and $5 million for 2018 and expects cash tax payments of approximately $1 million.

For a reconciliation of projected net income to projected Adjusted EBITDA, see the Reconciliation of Projected Net Income to Projected EBITDA and Projected Adjusted EBITDA provided at the end of this release.

New Revenue Recognition Standard

In May 2014, the Financial Accounting Standards Board issued a new standard related to revenue recognition, commonly referred to as ASC 606. The Company adopted the new standard effective January 1, 2018.

Revenues for the three months ended March 31, 2017 have been presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s Payments business. This has no impact on our operating income, net income (loss), net income (loss) per diluted share or Adjusted EBITDA. For a reconciliation of the as adjusted to as reported amounts, see the Net Versus Gross Impacts on Revenues and Cost of Revenues disclosure at the end of this release.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its 2018 first quarter results at 5:00 p.m. ET today.  The conference call may be accessed live over the phone by dialing (888) 394-8218 or for international callers by dialing (323) 701-0225.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 1980173.  The replay will be available until May 14, 2018. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Adjusted EBITDA Margin, net cash position and net cash available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for, and should be read in conjunction with, our (i) net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP, with respect to Adjusted EBITDA and Adjusted EBITDA Margin, and (ii) cash and cash equivalents prepared in accordance with GAAP, with respect to net cash position and net cash available.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, non-cash stock compensation expense, and accretion of contract rights. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues.

A reconciliation of the Company’s net income (loss) per GAAP to Adjusted EBITDA and Adjusted EBITDA Margin is included in the Unaudited Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release. Additionally, a reconciliation of each segment’s operating income (loss) to Adjusted EBITDA is also included. On a segment level, operating income (loss) per GAAP, rather than net earnings (loss) per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings (loss) by segment. In addition, Adjusted EBITDA Margin is provided on a segment level. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) net cash available as net cash position plus undrawn amounts available under our revolving credit facility. We present net cash position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present net cash available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash position and net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding (a) its ability to lower its annual cash interests costs and accelerate free cash flow generation; continue expanding the segments of the gaming floor the Company’s games address; continue product innovation; drive growth for the Company’s installed base and its DWPU, and in the Company’s annual ship share over the next several years; create incremental value for its shareholders; and improve its financial profile; and (b) its guidance related to 2018 financial and operational metrics, including Adjusted EBITDA, unit sales, the installed base size and placements, DWPU, revenue and anticipated levels of capital expenditures, depreciation expense, amortization expense, cash interest expense, and income tax benefit, including cash tax payments.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Reports on Form 10-K and quarterly reports on Form 10-Q, and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with the Form 10-K or Form 10-Q to which it relates, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is a leading supplier of technology solutions for the casino gaming industry. The Company provides casino operators with a diverse portfolio of products including innovative gaming machines that power the casino floor, and casino operational and management systems that include comprehensive, end-to-end payments solutions, critical intelligence offerings, and gaming operations efficiency technology. Everi’s mission is to be a transformative force for casino operations by facilitating memorable player experiences, delivering reliable protection and security, and striving for customer satisfaction and operational excellence.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND

COMPREHENSIVE INCOME (LOSS)

(In thousands, except earnings (loss) per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenues
Games revenues
Gaming operations	$40,056	$36,531
Gaming equipment and systems	20,154	18,725
Gaming other	7	20
Games total revenues	60,217	55,276

Payments revenues
Cash access services	38,218	171,735
Equipment	4,419	2,299
Information services and other	8,147	8,227
Payments total revenues	50,784	182,261

Total revenues	111,001	237,537

Costs and expenses
Games cost of revenues
Gaming operations	4,182	3,209
Gaming equipment and systems	10,741	9,235
Gaming other	—	—
Games total cost of revenues	14,923	12,444

Payments cost of revenues
Cash access services	2,231	138,661
Equipment	2,514	1,419
Information services and other	1,216	719
Payments total cost of revenues	5,961	140,799

Operating expenses	32,187	28,993
Research and development	4,311	4,543
Depreciation	12,825	10,830
Amortization	16,303	17,325
Total costs and expenses	86,510	214,934

Operating income	24,491	22,603

Other expenses
Interest expense, net of interest income	20,307	25,057
Total other expenses	20,307	25,057

Income (loss) before income tax	4,184	(2,454)

Income tax (benefit) provision	(425)	1,054
Net income (loss)	4,609	(3,508)
Foreign currency translation	323	272
Comprehensive income (loss)	$4,932	$(3,236)
Earnings (loss) per share
Basic	$0.07	$(0.05)
Diluted	$0.06	$(0.05)
Weighted average common shares outstanding
Basic	68,686	66,090
Diluted	73,285	66,090

The results for the quarter ended March 31, 2018 reflect the adoption of ASC 606.

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities
Net income (loss)	$4,609	$(3,508)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	29,129	28,155
Amortization of financing costs and discounts	905	1,672
(Gain) loss on sale or disposal of assets	(13)	436
Accretion of contract rights	2,057	2,002
Provision for bad debts	2,182	2,817
Deferred income taxes	(561)	626
Reserve for obsolescence	305	408
Stock-based compensation	2,350	1,412
Changes in operating assets and liabilities:
Settlement receivables	73,571	86,400
Trade and other receivables	(9,715)	4,423
Inventory	(1,157)	(3,739)
Prepaid and other assets	1,251	(3,358)
Settlement liabilities	(74,617)	(111,498)
Accounts payable and accrued expenses	2,456	25,161
Net cash provided by operating activities	32,752	31,409
Cash flows from investing activities
Capital expenditures	(26,339)	(17,184)
Proceeds from sale of fixed assets	72	—
Placement fee agreements	(4,643)	(3,044)
Net cash used in investing activities	(30,910)	(20,228)
Cash flows from financing activities
Repayments of credit facilities	(2,050)	(2,500)
Proceeds from exercise of stock options	4,088	5
Purchase of treasury stock	(38)	(7)
Net cash provided by (used in) financing activities	2,000	(2,502)
Effect of exchange rates on cash	147	307
Cash, cash equivalents and restricted cash
Net increase for the period	3,989	8,986
Balance, beginning of the period	129,604	119,438
Balance, end of the period	$133,593	$128,424

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED NET VERSUS GROSS IMPACTS ON REVENUES AND COST OF REVENUES

(In thousands)

	Three Months Ended March 31,
	2018	2017	2017	2017
	As reported	As adjusted	Adjustments	As reported
Revenues
Games revenues
Gaming operations	$40,056	$36,515	$16	$36,531
Gaming equipment and systems	20,154	18,725	—	18,725
Gaming other	7	20	—	20
Games total revenues	60,217	55,260	16	55,276
Payments revenues
Cash access services	38,218	35,231	136,504	171,735
Equipment	4,419	2,299	—	2,299
Information services and other	8,147	8,227	—	8,227
Payments total revenues	50,784	45,757	136,504	182,261
Total revenues	$111,001	$101,017	$136,520	$237,537
Costs and expenses
Games cost of revenues
Gaming operations	$4,182	$3,193	$16	$3,209
Gaming equipment and systems	10,741	9,235	—	9,235
Gaming other	—	—	—	—
Games total cost of revenues	14,923	12,428	16	12,444
Payments cost of revenues
Cash access services	2,231	2,157	136,504	138,661
Equipment	2,514	1,419	—	1,419
Information services and other	1,216	719	—	719
Payments total cost of revenues	5,961	4,295	136,504	140,799
Total cost of revenues	$20,884	$16,723	$136,520	$153,243

Revenues for the three months ended March 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s Payments business.

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS

TO NET CASH POSITION AND NET CASH AVAILABLE

(In thousands)

	At March 31,	At December 31,
	2018	2017
Cash available
Cash and cash equivalents	$132,645	$128,586
Settlement receivables	153,443	227,403
Settlement liabilities	(242,901)	(317,744)
Net cash position	43,187	38,245

Undrawn revolving credit facility	35,000	35,000

Net cash available	$78,187	$73,245

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN ON AS COMPARABLE BASIS

(In thousands)

	Three Months Ended			Three Months Ended
	March 31, 2018			March 31, 2017
	Games	Payments	Total	Games	Payments	Total
Net income (loss)			$4,609			$(3,508)
Income tax (benefit) provision			(425)			1,054
Interest expense, net of interest income			20,307			25,057

Operating income	$4,353	$20,138	$24,491	$4,792	$17,811	$22,603

Plus: depreciation and amortization	24,623	4,505	29,128	22,889	5,266	28,155

EBITDA	$28,976	$24,643	$53,619	$27,681	$23,077	$50,758

Non-cash stock compensation expense	627	1,723	2,350	414	997	1,411
Accretion of contract rights	2,057	—	2,057	2,002	—	2,002

Adjusted EBITDA	$31,660	$26,366	$58,026	$30,097	$24,074	$54,171

Total revenues (1)	$60,217	$50,784	$111,001	$55,260	$45,757	$101,017

Adjusted EBITDA Margin	53%	52%	52%	54%	53%	54%

(1)

Revenues for the three months ended March 31, 2017 are presented on a comparable basis to retrospectively reflect a net versus gross reporting of revenues under ASC 606, which primarily impacts the Company’s Payments business.

EVERI HOLDINGS INC. AND SUBSIDIARIES

RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA

AND PROJECTED ADJUSTED EBITDA

FOR THE YEAR ENDING DECEMBER 31, 2018

(In thousands)

	2018 Adjusted EBITDA Guidance Range(1)
	Low	High
Projected net income	$5,000	$1,000
Projected income tax benefit	(3,000)	(5,000)
Projected interest expense, net of interest income	83,000	87,000
Projected operating income	$85,000	$83,000

Plus: projected depreciation and amortization	122,000	130,000

Projected EBITDA	$207,000	$213,000

Projected non-cash stock compensation expense	10,000	9,000
Projected accretion of contract rights	8,000	8,000

Projected Adjusted EBITDA	$225,000	$230,000

(1)	All figures presented are projected estimates for the year ending December 31, 2018.